Exhibit 10.02

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

PARTICIPATING PROMISSORY NOTE

$[*]	July 14, 2025

Subject to the terms and conditions of this Note, for value received, Adapti, Inc. (formerly known as Scepter Holdings, Inc.) a Nevada corporation (the “Borrower”), hereby promises to pay to BSG Holdings, LLC (“Lender”) the aggregate principal amount of [_______] dollars ($[*]) (the “Principal Amount”), together with interest thereon accruing on and from the date hereof until the entire Balance is paid, at an annual rate equal to five percent (5.00%). Interest shall accrue, commencing on the Origination Date, daily and be calculated based on a 360-day year of twelve 30-day months, but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law. “Balance” means, at the applicable time, the sum of all then outstanding Principal Amount of this Note, all then accrued but unpaid interest and all other amounts then accrued but unpaid under this Note.

This promissory note (the “Note”) is issued on July 1, 2025 (“Origination Date”) by the Borrower pursuant to that certain amended and restated membership interest purchase agreement dated as of even date herewith (the “Purchase Agreement”), entered into between Borrower, Lender, and the other signatories thereto. This Note is part of a Series of more than one Notes issued pursuant to the Purchase Agreement for an aggregate of $7,500,000 (collectively, the “Notes”). Unless otherwise prepaid as set forth below, the Note shall become due and payable on June 30, 2030 (the “Maturity Date”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

The following is a statement of the rights of Lender and the terms and conditions to which this Note is subject and to which the Lender, by acceptance of this Note, agrees:

1. Interest.

(a) Interest. The Borrower shall pay interest to the holder on the aggregate outstanding Principal Amount of this Note at the rate of 5.00% per annum, payable pursuant to the terms of Section 2 below.

(b) Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Origination Date until payment in full of the outstanding Principal Amount, together with all accrued and unpaid interest, and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Borrower regarding registration and transfers of this Note.

(c) Maturity Date Payment. If this Note has not been prepaid (as provided in Section 2 hereof), then the Balance shall, on the Maturity Date, be payable in cash. All payments the Principal Amount and interest shall be made in lawful money of the United States of America at the principal office of the Lender, or such other place as the holder hereof may from time to time designate in writing to the Borrower.

2. Required Prepayments. Lender will be entitled to receive certain prepayments pursuant to the following (collectively, the “Mandatory Prepayments”):

(a) Qualified Offering Prepayments. At any time that this Note is outstanding, upon the completion of any Qualified Offering, the Borrower will pay Lender, along with any other Notes outstanding, on a pro rata basis, 10% of the gross proceeds received by the Borrower in such Qualified Offering; provided however that no payment will be made until the amount of such payment is at least $25,000. All such payments pursuant to this Section 2(a) will be made within five (5) Business days of receipt of the funds by Borrower from the applicable Qualified Offering.

(b) Cash Flow Prepayments. At any time that this Note is outstanding, beginning on the first calendar quarter ending after the Origination Date (which for clarity will be June 30, 2025), and for each calendar quarter ending thereafter until the Maturity Date, Borrower will pay the Applicable Cash Flows of the Company to Lenders under the Notes pro rata. All such payments pursuant to this Section 2(b) will be made within ten (10) calendar days of the completion of each quarter whereby Applicable Cash Flows are due and payable to the holders of the Notes. Cash flow prepayments will first be applied as follows: (i) first to any accrued and unpaid interest or expenses, (ii) next to any Deferred Payments (as defined below), if any and (iii) finally, to the outstanding Principal Amount of the Note, if any. Notwithstanding anything contained in this Note to the contrary, in the event the Company is subject to any agreements, which are approved by the Company and a majority of the holders of the outstanding Note amount, that restricts the Borrower or Company’s ability to make any cash payments or distributions on this Note (each, a “Negative Payment Covenant”), then such applicable payments will be deemed automatically deferred until such time as the Negative Payment Covenant is no longer in effect (“Deferred Payment”). Any Deferred Payment will be added to the outstanding Principal Amount.

3. Prepayment. Except as required pursuant to Section 2 hereof, this Note may be prepaid, in whole or in part, at any time by Borrower.

4. Transfer and Exchange. This Note may not be transferred or exchanged by Lender without the written consent of Borrower, which consent will be at Borrower’s sole discretion.

5. New Note. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of the Note, the Borrower will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Lender agrees to indemnify and hold harmless the Borrower in respect of any such lost, stolen, destroyed or mutilated Note.

6. Events of Default. Each of the following shall constitute an “Event of Default” hereunder:

(a) The Borrower shall fail to pay any principal, interest, Mandatory Prepayment(s) or other amount payable hereunder on the applicable due date and such failure continues for five (5) days after delivery of written notice to Borrower by the Lender of such failure;

(b) The Borrower shall fail to perform any other covenant or provision in this Note and such default is not cured within twenty (20) days after written notice thereof is delivered by Lender to Borrower;

(c) The Borrower shall (1) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of the Borrower or of all or a substantial part of the assets of the Borrower, (2) admit in writing its inability, to pay debts as the debts become due, (3) make a general assignment for the benefit of its creditors, (4) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (5) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (6) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or applicable state bankruptcy laws or (7) take any corporate action for the purpose of effecting any of the foregoing; or

(d) Without the Borrower’s application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of the Borrower: the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like relief in respect of the Borrower or all or any substantial part of the assets of the Borrower, or other like relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; and, if the proceeding is being contested in good faith by the Borrower, the same shall continue undismissed, or unstayed and in effect for any period of ninety (90) consecutive days, or an order for relief against the Borrower shall be entered in any case under the Federal Bankruptcy Code or applicable bankruptcy laws.

In case of any consolidation of the Borrower with, or merger of the Borrower into any other entity (other than a merger in which the Borrower is the continuing or survivor entity), or in case of any conveyance or transfer of the property and assets of the Borrower substantially as an entirety, the entity formed by such consolidation or in which the Borrower has been merged or the person or entity which shall have acquired by conveyance or transfer such property and assets, as the case may be, shall execute and deliver to the Lender, an undertaking confirming assumption of this Note.

If any Event of Default shall occur, then, at any time thereafter while such Event of Default is continuing, the Lender by written notice to the Borrower (the “Default Notice”) may (i) declare the entire unpaid Principal Amount of this Note, together with all accrued and unpaid interest thereon, to be due and payable immediately and (ii) pursue any and all remedies of any kind, in addition to and not in substitution of any other rights and remedies available to the Lender under this Note, or at equity, under applicable law or otherwise. The Lender shall not have any duty to exercise any of the foregoing rights, privileges or options and shall not have any responsibility for any failure to do so or delay in so doing. It is understood and agreed that such Lender may elect not to take any action upon the occurrence of an Event of Default, in which event such Lender shall not be deemed to have waived any continuing or future Event of Default.

7. Penalties Upon Event of Default. The interest rate in the Event of Default shall be ten percent (10.00%) (“Default Interest Rate”). The outstanding Principal Amount under this Note will bear interest at the Default Interest Rate from the date of the occurrence of an Event of Default (as defined in Section 6) under this Note until the earlier of: (a) the date on which the outstanding Principal Amount under this Note, together with all accrued interest and other amounts payable under this Note, is paid in full; or (b) the date on which such Event of Default is timely cured.

8. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance the terms of the Purchase Agreement of even date herewith.

9. Termination of Rights. All rights with respect to this Note shall terminate upon the repayment of all amounts due under the Note, whether or not this Note has been surrendered to Borrower for cancellation.

10. Amendment. Any provision of this Note may be amended or waived with the written consent of Borrower and each of the Lenders holding Notes hereto.

11. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

12. Addresses for Notices, etc. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first Business Day after transmission if sent by confirmed facsimile transmission or electronic mail (Email), or four (4) business days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to:

If to Borrower, to:

Scepter Holdings, Inc.

C/O Silvestre Law Group, P.C.

2629 Townsgate Road #215

Westlake Village, CA 91361

Attn: Adam Nicosia

Email:

If to Lender, to:

[*]

Attn:

Email:

Notices may be sent to such other address as the Borrower or Lender may designate by advance written notice to the other parties hereto.

13. Headings; Interpretation. In this Note, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (ii) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Note and (iii) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”. All references in this Note to sections, paragraphs, exhibit and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference. All references to dollars or “$” shall refer to United States dollars or U.S “$”.

IN WITNESS WHEREOF, the undersigned have executed this Participating Promissory Note as of the date first above written.

BORROWER:

ADAPTI, INC.

By:
Name:	Adam Nicosia
Title:	CEO

LENDER:

[*]

By:
Name:
Title:

-5-